Exhibit 10.1

2013 Executive Bonus Plan

This plan document outlines the Blucora Executive Bonus Plan (the “Plan”) for calendar year 2013.

PLAN OBJECTIVES

•	Align the compensation of executive management to key financial drivers.

•	Provide variable pay opportunities and targeted total cash compensation that is competitive within our labor markets.

•	Increase the competitiveness of executive pay without increasing fixed costs, making bonus payments contingent upon organizational and individual success.

•	Create internal consistency and standard guidelines among the executive peer group.

EFFECTIVE DATE

The Plan was adopted by the Compensation Committee on February 14, 2013, and is effective for calendar year 2013.1 The Plan may be changed at any time at the sole discretion of the Compensation Committee of the Board of Directors.

PARTICIPATION ELIGIBILITY, BONUS TARGETS AND PAYOUT TIMING

The positions eligible for participation in the Plan are listed in the table below. Each participant’s annual bonus target, which is stated as a percentage of annual base salary, is also set forth in the table below. If the executive leadership team changes composition, any additions to the Plan will be recommended by the CEO and approved by the Compensation Committee. Payment of bonuses awarded under this Plan will be made annually, following the conclusion of the calendar year.

Job Title	Target Bonus %
President and Chief Executive Officer	100%
Chief Financial Officer and Treasurer	60%
EVP Corporate Development	55%
General Counsel and Secretary	50%
VP - Distribution & Business Development (InfoSpace)	70%
President, 2nd Story Software, Inc. (TaxACT)	50%

PLAN DESIGN

The Plan includes financial performance components and a component that is based on individual objectives and the CEO’s (or, with respect to the CEO, the Compensation Committee’s) subjective evaluation of that individual’s performance. The financial performance components collectively represent 80% of the bonus target, and the objectives/discretionary component represents 20% of the bonus target. The financial performance components, and the weightings of the financial performance components, differ among plan participants as noted in the table below.

[1]

With respect to the President, 2nd Story Software, due to the seasonal cycle of that business and notwithstanding any other language in this Plan, the financial performance components shall be measured against results for the twelve months ending June 30, 2014 and shall be paid following the conclusion of such time period after approval by the Compensation Committee; during the first six months of 2013 the discretionary component shall be 30% (with the remaining 70% financial components as provided for in the July 31, 2012 Addendum to the 2012 Blucora Executive Bonus Plan); and the discretionary component shall be 20% for the second six months of 2013, with the discretionary component measured semi-annually against achievement during the 2013 calendar year and paid following the end of 2013, concurrent with other payments made under this Plan.

Job Title	Financial Components and Weighting	Discretionary Component
President and Chief Executive Officer	50% Adjusted EBITDA, 30% Revenue	20%
Chief Financial Officer and Treasurer	50% Adjusted EBITDA; 30% Revenue	20%
EVP Corporate Development	50% Adjusted EBITDA; 30% Revenue	20%
General Counsel and Secretary	50% Adjusted EBITDA; 30% Revenue	20%
VP - Distribution & Business Development (InfoSpace)	10% Adjusted EBITDA; 30% Search Segment Income; 20% Search Segment Revenue; 20% Search Segment distribution margin	20%
President, 2nd Story Software, Inc. (TaxACT)	10% Adjusted EBITDA; 25% Tax Preparation Segment Revenue; 20% Tax Preparation Segment Income; 25% Market Share	20%

Each financial performance component may be achieved at a percentage ranging from 0 to 165%, and the objectives/discretionary component may be achieved at a percentage ranging from 0% to 100%, with the result that the aggregate maximum payout level under the Plan is 152%. The Executive Bonus Payment Scale set forth below is applicable to determine the achievement of financial performance components. The financial performance component targets at 100% match the corresponding operating plan targets approved by the Board of Directors in November 2012. The level of achievement of the objectives/discretionary component is subjectively determined on a semi-annual basis by the CEO (or, with respect to the CEO, by the Compensation Committee).

Financial Targets

The financial performance components used to determine the bonus achievement are defined as follows:

•	Revenue = Consolidated, externally reported Revenue

•	Total Adjusted EBITDA = Consolidated, externally reported EBITDA normalized for internally developed software and other non-operational items

•	Search Segment distribution margin = the profit margin for the Company’s search distribution business

•	Segment Income or Revenue, as applicable = externally reported Income or Revenue for the applicable segment, with Income normalized for internally developed software and other non-operational items

•	Market Share = DDIY efile market share

Bonus Scale

The Executive Bonus Payment Scale below will be used to calculate the available amounts to be paid to executives based on the financial performance components.

Executive Bonus Payment Scale
Performance Level	Financial Performance vs. Target	Bonus Achievement Percentage
Below Threshold	0% - 79%	0%
Thresholds	80%	50%
	81% to 99%	55% to 95%
Target	100%	100%
	101% - 119%	101% - 119%
Acceleration	120% - 140%	121% - 165%
Maximum	> 141%	165%

•	Rounding. Performance results will be rounded up to the nearest whole percentage point. For example, if the calculated performance achievement percentage is 79.1%, it will be rounded up to 80%.

•

Performance Thresholds. There will be no payout for a financial performance component if the financial target is not at least 80% achieved. However, if the threshold for one financial performance component is not achieved, a bonus may still be earned on the other financial performance component(s), provided performance for that measure achieves the 80% threshold. The objectives/discretionary component is independent of the financial performance components, and may be awarded whether or not the threshold any financial performance components has been met.

•	Acceleration Below Target. For each whole percentage point of performance between threshold and target, the bonus achievement percentage will increase by 2.5% per percentage point.

•

Acceleration Between Target and 120%. For each whole percentage point of performance that exceeds 100% of target up to 120% of target, the bonus achievement percentage will increase by 1.0% per percentage point, up to 120% of bonus achievement.

•

Acceleration Above 120%. For each whole percentage point of performance that exceeds 120% of target, the bonus achievement percentage will increase by 2.2% per percentage point, up to a maximum of 165% of bonus achievement.

EMPLOYMENT REQUIREMENTS

In order to be eligible for a bonus payment under the Plan, and for a bonus to be considered earned under the Plan, participants must be employed at the end of the fiscal year; provided, however, that if a participant’s employment is terminated during the year “without Cause” or by the participant for “Good Reason” or due to “Constructive Termination” as such terms are defined in the applicable participant’s employment agreement, then the participant will be entitled to accrued bonus as of the date of his or her termination. Accrued bonus will be calculated as (a) pro-rata achievement of financial performance components based on the then-current annual forecast and (b) pro-rata achievement of the objectives/discretionary component at the level communicated at the conclusion of the semi-annual measurement period, or with respect to any measurement period which has not yet been completed and communicated, achievement of the objectives/discretionary component at the level subjectively determined by the CEO (or, with respect to the CEO, the Compensation Committee).

APPROVAL

All bonus payments made to executives will be submitted to the Compensation Committee for final approval. The Compensation Committee may adjust the final bonus amount as it deems appropriate. The Committee has complete discretion to adjust bonus awards to reflect changes in the industry, company, the executive’s job duties or performance, or any other circumstance the Committee determines should impact bonus awards.